Exhibit 10.14
[LOGO] China Finance Inc.

March 17, 2005


RE: Resignation of Chunlei (Charles) WANG



To the Board of Directors and Shareholders:


      I hereby resign the position as the CFO, Secretary and Director of China Finance, Inc. (the "Company") effective immediately. Please be advised that my resignation from the Company is not a result of any disagreements with the Company on any matters relating to the Company's operations, policies, or practices. Please also be advised that I have no claim against the Company for compensation for loss of office, fees or disbursements or otherwise whatsoever.






                                     Very truly yours,

                            /s/ Chunlei Charles Wang
                            -------------------------------------------
                                    Chunlei (Charles) WANG